Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. ANNOUNCES
SECOND QUARTER FISCAL 2013 SALES RESULTS

Returns to Positive Comparable Store Sales; Expects to Report Q2 Earnings
Within Guidance Range

Announces Completion of Stock Repurchase Program

Provides Second Quarter 2013 Conference Call Information

FOOTHILL RANCH, CA, August 8, 2013 (BUSINESS WIRE) -- The Wet Seal, Inc. (Nasdaq:WTSL), a leading specialty retailer to young women, today reported net sales of $137.2 million and a comparable store sales increase of 3.7% for the 13-week period ended August 3, 2013.

Fiscal Second Quarter 2013

	Net Sales		Comparable Store Sales % Change
	$ in Millions	% Change From Last Year	This Year	Last Year
Wet Seal	$120.5	6.0%	3.9%	(11.0)%
Arden B	16.7	(22.5)%	2.0%	(11.6)%
Total	$137.2	1.5%	3.7%	(11.1)%

E-commerce sales, which are not a component of comparable store sales, were approximately flat for the period.

“We're pleased to see the business return to positive comp store sales, particularly against the backdrop of a challenging retail environment in June and July,” said John D. Goodman, Chief Executive Officer. While sales trends softened during the latter months of the period, we generated positive comparable store sales each month of the quarter and achieved an improved blend of regular and promotional pricing. This enabled us to generate a substantial increase in merchandise margin versus a year ago and deliver on our previously announced expectations for earnings improvement. We also ended the quarter with inventories well-positioned entering the key back-to-school shopping period.

“Since the beginning of the year, we have made notable progress toward restoring top line growth and improving margins by delivering great product and enhancing our brand positioning. We are continuing to execute against our core fast fashion strategy, while strengthening our marketing programs and customer engagement initiatives, which are enabling us to win back the Wet Seal customer. New leadership in our Arden B division has begun to influence the product assortment, and will have a more pronounced impact on both merchandise and brand positioning beginning in the third quarter.”

The Company estimates that quarter-end inventory dollars per square foot increased approximately 3% versus the prior year at Wet Seal and decreased approximately 15% versus the prior year at Arden B.

Second Quarter Financial Guidance and Share Repurchase Program

The Company expects to report second quarter 2013 earnings per diluted share of $0.01 before non-cash asset impairments, which reflects strong merchandise margin improvement and is in line with previously announced guidance of earnings per diluted share of $0.00 to $0.02.

Wet Seal also announced that it has completed its $25 million share repurchase program. Under the program, the Company repurchased a total of 5,565,873 shares of its common stock at a weighted average cost of $4.48 per share, for a total cost, including commissions, of $25.0 million. During the second quarter ended August 3, 2013, the Company repurchased 4,359,224 shares of its common stock at a weighted average cost of $4.89 per share, for a total cost, including commissions, of $21.4 million.

Second Quarter Conference Call Information

The Company will host a conference call to discuss second quarter fiscal 2013 financial results on Tuesday, August 27, 2013 at 1:30 p.m. Pacific Time. The call will be hosted by John D. Goodman, Chief Executive Officer, and Steve Benrubi, Executive Vice President and Chief Financial Officer.

To participate in the call, please dial (877) 407-3982 or (201) 493-6780. A broadcast of the call will also be available on the Company's web site at www.wetsealinc.com. A replay of the call will be available through September 10, 2013. To access the replay, please dial (877) 870-5176 or (858) 384-5517 and provide pin number 417425.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of August 3, 2013, the Company operated a total of 525 stores in 47 states and Puerto Rico, including 464 Wet Seal stores and 61 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's estimated fiscal 2013 second quarter earnings guidance and estimated quarter-end inventory levels, as well as the intent, beliefs, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.